Exhibit 99.1

News Release

Contact:  Paul Gennaro

    SVP & Chief Communications Officer

    212.973.3167

    paul.gennaro@aecom.com

For immediate release

NR 08-0503

AECOM reports strong net income, operating income, backlog for second quarter of fiscal year 2008

•                  Second-quarter diluted earnings per share of 35 cents, up 30% from the same period last year.

•                  Net income for second quarter, increased 69% year over year to $35.8 million.

•                  Operating income for second quarter increased 55% year over year to $59.0 million.

•                  Revenue for second quarter increased 7% year over year to $1.2 billion.

•                  Revenue, net of other direct costs increased 27% year over year to $750.8 million.

•                  Backlog at March 31, 2008, increased 20% year over year to $7.1 billion.

•                  Diluted earnings-per-share outlook raised to $1.30 to $1.34 for full fiscal year 2008.

LOS ANGELES (May 8, 2008) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the second quarter of fiscal year 2008, which ended March 31, 2008.

AECOM reported net income of $35.8 million for the second quarter, or diluted earnings per share (EPS) of 35 cents.  These results represent an increase of 69% over net income of $21.2 million for the same period last year.  Operating income for the second quarter increased 55% year over year to $59.0 million.  For the first six months of fiscal year 2008, AECOM reported net income of $65.3 million and operating income of $103.5 million, an increase of 40% and 52%, respectively.

Second-quarter revenue increased to $1.2 billion, 7% higher than the second quarter of fiscal year 2007.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.  AECOM’s revenue, net of other direct costs for the three months ended March 31, 2008, increased 27% compared to the same period last year, to $750.8 million.  For the first six months of fiscal 2008, AECOM reported revenue of $2.2 billion and revenue, net of other direct costs of $1.4 billion, an increase of 11% and 31%, respectively.

—more—

“Our second-quarter results were marked by strong global growth,” said John M. Dionisio, AECOM president and chief executive officer.  “During the quarter, we saw continued strength in our U.S. business, while our non-U.S. revenue continued to increase – our non-U.S. revenue now represents 53% of our total revenue.”

“The global infrastructure market continues to fuel a solid demand for our services,” said Dionisio.  “Projects such as our work in support of Abu Dhabi’s Ain Khalid Commercial Avenue project, the Los Angeles International Airport Capital Improvement Program, and evolving work for the Libyan Housing and Infrastructure Board highlight the breadth and diversification of our success.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the second quarter of fiscal 2008, the PTS segment reported revenue of $955.1 million and operating income of $60.6 million, compared to revenue of $843.2 million and operating income of $39.4 million for the same period during fiscal year 2007.  This represents a 13% increase in revenue and a 54% increase in operating income year over year.  PTS revenue, net of other direct costs, increased 27% for the three months ended March 31, 2008, to $710.6 million.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the second quarter of fiscal year 2008, the MSS segment reported revenue of $209.1 million and operating income of $14.0 million, compared to revenue of $240.5 million and operating income of $8.3 million for the same period during fiscal year 2007.  This represents a 13% decrease in revenue and a 68% increase in operating income year over year.  Segment results for the quarter were positively affected by the release of key task orders and the resolution of government contract negotiations.  MSS revenue, net of other direct costs, increased 40% for the three months ended March 31, 2008, to $40.1 million.

Outlook

AECOM announced backlog totaling $7.1 billion at March 31, 2008, a 20% increase year over year.

“AECOM continued to deliver strong results across all of our end markets and geographies during the second quarter,” said Michael S. Burke, AECOM executive vice president, chief corporate officer and chief financial officer.  “Moreover, the $1.2-billion increase in our year-over-year backlog indicates continued strength and solid momentum in our end markets.”

2

Dionisio cited the five acquisitions that AECOM has announced year to date as an indicator of the company’s execution on its strategic plan.  “Our ability to complement our organic growth with key acquisitions positions us well to leverage the opportunities that we see in the global infrastructure market.”

Based on its results through the first half of the fiscal year, as well as its strong backlog, AECOM has raised its EPS outlook for fiscal year 2008 to $1.30 to $1.34.

AECOM is hosting a conference call today at 11 a.m. EDT, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast on the Internet at www.aecom.com.  The webcast will be available for replay following the call.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With more than 35,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  AECOM serves clients in more than 60 countries and had revenue of $4.2 billion during fiscal year 2007.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

3

AECOM Technology Corporation
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007

Revenue	$1,164,121	$1,083,709	$2,244,371	$2,022,258
Other direct costs	413,369	494,227	818,033	929,642
Revenue, net of other direct costs	750,752	589,482	1,426,338	1,092,616
Cost of revenue, net of other direct costs	381,357	305,611	730,351	560,326
Gross profit	369,395	283,871	695,987	532,290

Equity in earnings of joint ventures	4,008	2,219	6,850	3,636
General and administrative expenses	314,444	248,146	599,346	467,974
Income from operations	58,959	37,944	103,491	67,952

Minority interest in share of earnings	4,798	3,648	6,077	5,234
Other expense	813	—	1,628	—
Gain on the sale of equity investment	—	—	—	11,286
Interest income (expense) and other, net	2,061	(2,228)	4,309	(3,303)
Income before income tax expense	55,409	32,068	100,095	70,701

Income tax expense	19,580	10,870	34,773	23,983
Net income	$35,829	$21,198	$65,322	$46,718

Net income allocation:
Preferred stock dividend	$39	$87	$95	$116
Net income available for common stockholders	35,790	21,111	65,227	46,602
Net income	$35,829	$21,198	$65,322	$46,718

Net income per share:
Basic	$0.36	$0.37	$0.65	$0.82
Diluted	$0.35	$0.27	$0.63	$0.60

Weighted average shares outstanding:
Basic	100,571	56,331	100,108	56,965
Diluted	103,454	77,964	103,240	78,500

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	March 31, 2008	September 30, 2007
Balance Sheet Information:
Cash and cash equivalents	$217,675	$216,911
Working capital	546,554	597,655
Working capital, net of cash and cash equivalents	328,879	380,744
Total debt	51,548	47,950
Total stockholders’ equity	1,387,138	1,278,485

	Six Months Ended
	March 31, 2008	March 31, 2007
Cash Information
Net cash provided by operating activities	$3,267	$53,730

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional	Management
	Technical	Support
	Services	Services	Corporate	Total
Three Months Ended March 31, 2008:
Revenue	$955,067	$209,054	$—	$1,164,121
Other direct costs	244,436	168,933	—	413,369
Revenue, net of other direct costs	710,631	40,121	—	750,752
Cost of revenue, net of other direct costs	359,944	21,413	—	381,357
Gross profit	350,687	18,708	—	369,395
Gross profit as a % of revenue	36.7%	8.9%	—	31.7%
Gross profit as a % of revenue, net of other direct costs	49.3%	46.6%	—	49.2%
Equity in earnings of joint ventures	2,676	1,332	—	4,008
General and administrative expenses	292,809	6,052	15,583	314,444
Operating income	60,554	13,988	(15,583)	58,959
Segment assets	2,246,431	198,919	256,583	2,701,933

Three Months Ended March 31, 2007:
Revenue	$843,218	$240,491	$—	$1,083,709
Other direct costs	282,359	211,868	—	494,227
Revenue, net of other direct costs	560,859	28,623	—	589,482
Cost of revenue, net of other direct costs	289,830	15,781	—	305,611
Gross profit	271,029	12,842	—	283,871
Gross profit as a % of revenue	32.1%	5.3%	—	26.2%
Gross profit as a % of revenue, net of other direct costs	48.3%	44.9%	—	48.2%
Equity in earnings of joint ventures	681	1,538	—	2,219
General and administrative expenses	232,264	6,035	9,847	248,146
Operating income	39,446	8,345	(9,847)	37,944

Six Months Ended March 31, 2008:
Revenue	$1,848,508	$395,863	$—	$2,244,371
Other direct costs	489,352	328,681	—	818,033
Revenue, net of other direct costs	1,359,156	67,182	—	1,426,338
Cost of revenue, net of other direct costs	689,181	41,170	—	730,351
Gross profit	669,975	26,012	—	695,987
Gross profit as a % of revenue	36.2%	6.6%	—	31.0%
Gross profit as a % of revenue, net of other direct costs	49.3%	38.7%	—	48.8%
Equity in earnings of joint ventures	3,708	3,142	—	6,850
General and administrative expenses	561,907	11,742	25,697	599,346
Operating income	111,776	17,412	(25,697)	103,491
Segment assets	2,246,431	198,919	256,583	2,701,933

Six Months Ended March 31, 2007:
Revenue	$1,597,087	$425,171	$—	$2,022,258
Other direct costs	553,181	376,461		929,642
Revenue, net of other direct costs	1,043,906	48,710	—	1,092,616
Cost of revenue, net of other direct costs	532,575	27,751	—	560,326
Gross profit	511,331	20,959	—	532,290
Gross profit as a % of revenue	32.0%	4.9%	—	26.3%
Gross profit as a % of revenue, net of other direct costs	49.0%	43.0%	—	48.7%
Equity in earnings of joint ventures	(104)	3,740	—	3,636
General and administrative expenses	435,943	11,806	20,225	467,974
Operating income	75,284	12,893	(20,225)	67,952